Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated  May 12, 2011 in the Registration Statement (Form S-1) and related Prospectus of Whitesmoke, Inc. and subsidiaries for the registration of shares of its common stock.

May 12, 2011
Tel Aviv, Israel

/s/ KOST FORER GABBAY & KASIERER

KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global